SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of December 11, 2012 (this “Agreement”) by and among Touch Medical Solutions, Inc., a Florida Corporation (“TMSI”), a majority of the stockholders of TMSI (the “TMSI Shareholders”), DMH International, Inc., a Nevada corporation (“DMHI”), and the majority stockholder of DMHI (the “DMHI Controlling Stockholder”).

WHEREAS, the TMSI Majority Stockholders own 99% of the issued and outstanding ordinary shares of TMSI;

WHEREAS, (i) the TMSI Majority Stockholders and TMSI believe it is in the best interests of TMSI and its stockholders (the “TMSI Shareholders”) to exchange One Hundred (100) of the issued and outstanding ordinary shares of TMSI (the “TMSI Shares”), equaling one hundred percent (100%) of TMSI outstanding shares, for 25,000,000 newly-issued shares of common stock, $0.001 par value per share, of DMHI (the “DMHI Common Stock”), as set forth on Schedule I hereto (the “DMHI Shares”), and (ii) DMHI believes it is in its best interest and the best interest of its stockholders to acquire the TMSI Interest in exchange for the DMHI Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF TMSI SHARES FOR DMHI SHARES

Section 1.1  Agreement to Exchange TMSI Shares for DMHI Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the TMSI Shareholders shall assign, transfer, convey and deliver the TMSI Shares to DMHI.  In consideration and exchange for the TMSI Shares, DMHI shall issue, transfer, convey and deliver the DMHI Shares to the TMSI Shareholders.

Section 1.2  Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. Pacific Time on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.3  Directors of DMHI at Closing Date. On or prior to the Closing Date, Jorge Urrea shall resign from the board of directors of DMHI (the “DMHI Board”) and the appointment of Rik J. Deitsch and Jason Barry to the DMHI Board shall become effective.

Section 1.4  Officers of DMHI at Closing Date. On or prior to the Closing Date, Jorge Urrea shall resign from each officer position held at DMHI and immediately thereafter, the DMHI Board shall appoint Rik J. Deitsch to serve as President and Chief Executive Officer, and Jason Barry as Chief Financial Officer, Secretary, and Treasurer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF DMHI

DMHI represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1  Corporate Organization

A.

 DMHI is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of DMHI. “Material Adverse Effect” means, when used with respect to DMHI, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of DMHI, or materially impair the ability of DMHI to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

B.

Copies of the articles of incorporation and by-laws of DMHI with all amendments thereto, as of the date hereof (the “DMHI Charter Documents”), have been furnished to the TMSI Shareholders and to TMSI, and such copies are accurate and complete as of the date hereof. The minute books of DMHI are current as required by law, contain the minutes of all meetings of the DMHI Board and stockholders of DMHI from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the DMHI Board and stockholders of DMHI. DMHI is not in violation of any of the provisions of the DMHI Charter Documents.

Section 2.2  Capitalization of DMHI.

A.

The authorized capital stock of the Company immediately prior to this Share Exchange consists of 450,000,000 shares of Common Stock, $0.001 par value, of which 236,000,000 shares of Common Stock are issued and outstanding and 50,000,000 shares of Preferred Stock, $0.001 par value, of which none are issued and outstanding.

B.

All of the issued and outstanding shares of Common Stock of DMHI immediately prior to this Share Exchange are, and all shares of Common Stock of DMHI when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued in connection with the Private Placement and to the TMSI Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of DMHI’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to DMHI or any Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of DMHI’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which DMHI is a party or by which it is bound with respect to any equity security of any class of DMHI. DMHI is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of DMHI.  The issuance of all of the shares of DMHI described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of DMHI has any right to rescind or bring any other claim against DMHI for failure to comply with the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

C.

There are no outstanding contractual obligations (contingent or otherwise) of DMHI to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, DMHI or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Subsidiaries and Equity Investments. DMHI does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4 Authorization, Validity and Enforceability of Agreements. DMHI has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by DMHI and the consummation by DMHI of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of DMHI, and no other corporate proceedings on the part of DMHI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of DMHI and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. DMHI does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act resulting from the issuance of the DMHI Shares or in connection with the Share Exchange.

Section 2.5  No Conflict or Violation. Neither the execution and delivery of this Agreement by DMHI, nor the consummation by DMHI of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the DMHI Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which DMHI is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which DMHI is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of DMHI’s assets, including without limitation the DMHI Shares.

Section 2.6  Agreements. Except as disclosed on documents filed with the Securities and Exchange Commission (the “Commission”), DMHI is not a party to or bound by any contracts, including, but not limited to, any:

A.

employment, advisory or consulting contract;

B.

plan providing for employee benefits of any nature, including any severance payments;

C.

lease with respect to any property or equipment;

D.

contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

E.

contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

F.

agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the DMHI Shares or the securities to be issued pursuant to the Securities Purchase Agreement.

DMHI has provided to TMSI and the TMSI Shareholders, prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “DMHI Contracts”).  The Company shall satisfy all liabilities due under the DMHI Contracts as of the date of Closing.  All such liabilities shall be satisfied or released at or prior to Closing.  Any amounts accrued post-Closing shall be the sole responsibility of TMSI.

Section 2.7  Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of DMHI, currently threatened against DMHI or any of its affiliates, that may affect the validity of this Agreement or the right of DMHI to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of DMHI, currently threatened against DMHI or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against DMHI or any of its affiliates. Neither DMHI nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by DMHI or any of its affiliates relating to DMHI currently pending or which DMHI or any of its affiliates intends to initiate.

Section 2.8  Compliance with Laws. DMHI has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.9  Financial Statements; SEC Filings.

A.

DMHI’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of DMHI as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. DMHI has no material liabilities (contingent or otherwise). DMHI is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. DMHI maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

B.

DMHI has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of DMHI in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of DMHI’s Common Stock, it being acknowledged that none of DMHI’s securities are approved or listed for trading on any exchange or quotation system.

Section 2.10  Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, DMHI Board minutes and financial and other records of whatsoever kind of DMHI have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of DMHI. DMHI maintains a system of internal accounting controls sufficient, in the judgment of DMHI, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.11  Employee Benefit Plans. DMHI does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.12  Tax Returns, Payments and Elections. DMHI has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and DMHI has timely paid all Taxes due and adequate provisions have been and are reflected in DMHI’s Financial Statements for all current taxes and other charges to which DMHI is subject and which are not currently due and payable. None of DMHI’s federal income tax returns have been audited by the Internal Revenue Service. DMHI has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the DMHI for any period, nor of any basis for any such assessment, adjustment or contingency. DMHI has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

Section 2.13  No Debt Obligations. Upon the Closing Date, DMHI will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. DMHI is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.14  No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to DMHI or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.15  No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by DMHI to arise, between DMHI and any accountants and/or lawyers formerly or presently engaged by DMHI. DMHI is current with respect to fees owed to its accountants and lawyers.

Section 2.16 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of DMHI in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.17 Absence of Undisclosed Liabilities. Since the date of the filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2012, except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) DMHI has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees; (C) DMHI has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) DMHI has not made any loan, advance or capital contribution to or investment in any person or entity; (E) DMHI has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) DMHI has not suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, DMHI has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.18  No Integrated Offering. DMHI does not have any registration statement pending before the Commission or currently under the Commission’s review and since the Closing Date, except as contemplated under this Agreement, DMHI has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

Section 2.19  Employees.

A.

DMHI has no employees.

B.

Other than Rik J Dietsch and Jason Barry, DMHI does not have any officers or directors. No director or officer of DMHI is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of her duties as a director or officer of DMHI or (b) the ability of DMHI to conduct its business.

Section 2.20  No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to DMHI or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by DMHI but which has not been so publicly announced or disclosed. DMHI has not provided to TMSI, or the TMSI Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by DMHI but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Private Placement.

Section 2.21 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of DMHI or any of the DMHI Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.22  No Assets or Real Property. Except as set forth on the most recent Financial Statements, DMHI does not have any assets of any kind.  DMHI does not own or lease any real property.

Section 2.23  Interested Party Transactions.  Except as disclosed on Schedule 2.23 and in Commission filings, no officer, director or shareholder of DMHI or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by DMHI, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish DMHI any goods or services; or (b) a beneficial interest in any contract or agreement to which DMHI is a party or by which it may be bound or affected.

Section 2.24   Intellectual Property. Except as in documents filed with the Commission, DMHI does not own, use or license any intellectual property in its business as presently conducted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TMSI

TMSI represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to TMSI, are true and complete as of the date hereof.

Section 3.1  Incorporation.  TMSI is a company duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of TMSI’s Articles of Incorporation or bylaws.  TMSI has taken all actions required by law, its Articles of Incorporation or bylaws, or otherwise to authorize the execution and delivery of this Agreement.  TMSI has full power, authority, and legal capacity and has taken all action required by law, its Articles of Incorporation or bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2  Authorized Shares.  The number of Common shares which TMSI is authorized to issue is 100 with a par value of 0.001.  There are 100 shares of common stock issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3  Subsidiaries and Predecessor Corporations.   TMSI does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 3.4  Financial Statements. TMSI has kept all books and records since inception and such audited financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of TMSI.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, TMSI had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of TMSI, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

TMSI has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and TMSI has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

The books and records, financial and otherwise, of TMSI are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of TMSI’s assets are reflected on its financial statements, and TMSI has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.5  Information. The information concerning TMSI set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6  Absence of Certain Changes or Events. Since September 30, 2012 (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of TMSI; and (b) TMSI has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

Section 3.7  Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of TMSI after reasonable investigation, threatened by or against  TMSI or affecting TMSI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  TMSI does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances

Section 3.8  No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which TMSI is a party or to which any of its assets, properties or operations are subject.

Section 3.9  Compliance With Laws and Regulations. To the best of its knowledge, TMSI has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of TMSI or except to the extent that noncompliance would not result in the occurrence of any material liability for TMSI.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10  Approval of Agreement. The Board of Directors of TMSI has authorized the execution and delivery of this Agreement by TMSI and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by TMSI in connection herewith constitute the valid and binding obligation of TMSI, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TMSI SHAREHOLDERS

The TMSI Shareholders hereby represents and warrants to DMHI:

Section 4.1 Authority. The TMSI Shareholders have the right, power, authority and capacity to execute and deliver this Agreement to which the TMSI Shareholders are a party, to consummate the transactions contemplated by this Agreement to which the TMSI Shareholders are a party, and to perform the TMSI Shareholders’ obligations under this Agreement to which the TMSI Shareholders are a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the majority of TMSI Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the TMSI Shareholders, this Agreement is duly authorized, executed and delivered by the TMSI Shareholders and constitutes the legal, valid and binding obligation of the TMSI Shareholders, enforceable against the TMSI Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.2  No Conflict. Neither the execution or delivery by the TMSI Shareholders of this Agreement to which the TMSI Shareholders are a party nor the consummation or performance by the TMSI Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of the TMSI Shareholders (if the TMSI Shareholders are not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the TMSI Shareholders are a party or by which the properties or assets of the TMSI Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the TMSI Shareholders, or any of the properties or assets of the TMSI Shareholders, may be subject.

Section 4.3  Litigation. There is no pending Action against the TMSI Shareholders that involves the TMSI Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of TMSI and, to the knowledge of the TMSI Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4  Acknowledgment. The TMSI Shareholders understand and agree that the DMHI Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the DMHI Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5  Stock Legends. The TMSI Shareholders hereby agrees with DMHI as follows:

A.

Securities Act Legend Accredited Investors. The certificates evidencing the DMHI Shares issued to the TMSI Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

B.

Other Legends. The certificates representing such DMHI Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

C.

 Opinion. The TMSI Shareholders shall not transfer any or all of the DMHI Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the DMHI Shares, without first providing DMHI with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the DMHI) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6  Ownership of Shares. The TMSI Shareholders are the beneficial owners of the TMSI Shares. The TMSI Shareholders are not the record or beneficial owner of any other interest in TMSI. The TMSI Shareholders have and shall transfer at the Closing, good and marketable title to the TMSI Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7  Pre-emptive Rights. At Closing, no TMSI Shareholders have any pre-emptive rights or any other rights to acquire any shares of TMSI that have not been waived or exercised.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF TMSI AND THE TMSI SHAREHOLDERS

The obligations of TMSI and the TMSI Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by TMSI and the TMSI Shareholders at their sole discretion:

Section 5.1  Representations and Warranties of DMHI. All representations and warranties made by DMHI in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2  Agreements and Covenants. DMHI shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of DMHI shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5  Other Closing Documents. TMSI shall have received such certificates, instruments and documents in confirmation of the representations and warranties of DMHI, DMHI’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the TMSI Shareholders and/or their respective counsel may reasonably request.

Section 5.6  Documents. DMHI must have caused the following documents to be delivered to TMSI and the TMSI Shareholder:

A.

share certificates evidencing the DMHI Shares registered in the name of the TMSI Shareholders;

B.

a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the DMHI Charter Documents, (B) the resolutions of the DMHI Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of DMHI signing this Agreement to which DMHI is a party;

C.

 an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.7, and 5.8.

D.

 a Certificate of Good Standing of DMHI, dated as of a date not more than five business days prior to the Closing Date;

E.

 this Agreement is duly executed;

F.

 the resignation of Jorge Urrea as officer of DMHI as of the Closing Date;

G.

 any and all amendment to the Articles of Incorporation;

H.

 such other documents as TMSI may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of DMHI, (B) evidencing the performance of, or compliance by DMHI with any covenant or obligation required to be performed or complied with by DMHI, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7  Cancellation of Shares.  Immediately prior to the issuance of the shares of Common Stock to the TMSI Shareholders, Jorge Urrea shall irrevocably cancel 100,000,000 shares of DMHI common stock.  Evidence of such cancellation shall be delivered to TMSI.

Section 5.8  No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to DMHI.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF DMHI

The obligations of DMHI to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by DMHI in its sole discretion:

Section 6.1  Representations and Warranties of TMSI and the TMSI Shareholders. All representations and warranties made by TMSI and the TMSI Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2  Agreements and Covenants. TMSI and the TMSI Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of TMSI shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5  Other Closing Documents. DMHI shall have received such certificates, instruments and documents in confirmation of the representations and warranties of TMSI and the TMSI Shareholders, the performance of TMSI and the TMSI Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as DMHI or its counsel may reasonably request.

Section 6.6  Documents. TMSI and the TMSI Shareholders must deliver to DMHI at the Closing:

A.

 share certificates evidencing the number of TMSI Shares, along with executed share transfer forms transferring such TMSI Shares to DMHI;

B.

 this Agreement to which the TMSI and the TMSI Shareholders is a party, duly executed;

C.

 such other documents as DMHI may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the TMSI and the TMSI Shareholders , (B) evidencing the performance of, or compliance by TMSI and the TMSI Shareholders with, any covenant or obligation required to be performed or complied with by TMSI and the TMSI Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.7  No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the TMSI Shares, or any other stock, voting, equity, or ownership interest in, TMSI, or (b) is entitled to all or any portion of the DMHI Shares.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1  SEC Documents. From and after the Closing Date, in the event the SEC notifies DMHI of its intent to review any Public Report filed prior to the Closing Date or DMHI receives any oral or written comments from the SEC with respect to any Public Report filed prior to the Closing Date, DMHI shall promptly notify the DMHI Controlling Stockholders and the DMHI Controlling Stockholders shall reasonably cooperate with DMHI in responding to any such oral or written comments.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the one-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.2  Indemnification.

A.

 Indemnification Obligations in favor of the Controlling Stockholders of DMHI. From and after the Closing Date until the expiration of the Survival Period, TMSI shall reimburse and hold harmless the DMHI Controlling Stockholder (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “DMHI Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any DMHI Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any DMHI Indemnified Party, which arises or results from a third-party claim brought against a DMHI Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of TMSI. All claims of DMHI pursuant to this Section 8.2 shall be brought by the DMHI Controlling Stockholders on behalf of DMHI and those Persons who were stockholders of DMHI Company immediately prior to the Closing Date.  In no event shall any such indemnification payments exceed $100,000 in the aggregate from TMSI.   No claim for indemnification may be brought under this Section 8.2(a) unless all claims for indemnification, in the aggregate, total more than $10,000.

B.

 Indemnification in favor of TMSI and the TMSI Shareholders. From and after the Closing Date until the expiration of the Survival Period, the DMHI Controlling Stockholders will, severally and not jointly, indemnify and hold harmless TMSI, the TMSI Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “TMSI Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any breach of representation or warranty made by DMHI or the DMHI Controlling Stockholders in this Agreement, and in any certificate delivered by DMHI or the DMHI Controlling Stockholders pursuant to this Agreement, (ii) any breach by DMHI or the DMHI Controlling Stockholders of any covenant, obligation or other agreement made by DMHI or the DMHI Controlling Stockholders in this Agreement, and (iii) a third-party claim based on any acts or omissions by DMHI or the DMHI Controlling Stockholders. In no event shall any such indemnification payments exceed $100,000 in the aggregate from all DMHI Controlling Stockholders.  No claim for indemnification may be brought under this Section 8.2(b) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1  Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2  Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.3  Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested)or facsimile to the parties at the following addresses:

If to TMSI or the TMSI Shareholders, to:

Rik J Deitsch

2776 N. UNIVERSITY DR.

CORAL SPRINGS FL 33065

954-509-0911

If to DMHI or the DMHI Controlling Stockholders, to:

DMH International, Inc.

c/o Jody Walker

JM Walker & Associates

7841 South Garfield Way

Centennial, CO 80122

(303) 850-7637

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5  Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7  Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9  Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Nevada, and/or the United States District Court for Nevada, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

Section 9.10  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 9.12  Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Touch Medical Solutions, Inc.

/s/ Rik J. Deitsch	/s/ Jason Barry
Rik J. Deitsch	Jason Barry
President/CEO	CFO/Secretary/Treasurer

DMH INTERNATIONAL, INC.

/s/ Rik J. Deitsch

Name: Rik J. Deitsch

Title: Chief Executive Officer

DMHI CONTROLLING STOCKHOLDERS

/s/ Rik J. Deitsch	/s/ Jason Barry
Rik J. Deitsch	Jason Barry

TMSI SHAREHOLDERS –SCHEDULE I

/s/ Rik J. Deitsch	/s/ Jason Barry
Rik J. Deitsch	Jason Barry

SCHEDULE I

Name	TMSI SHARES HELD	DMHI Shares To Be Issued
Rik J Deitsch 2776 N. UNIVERSITY DR. CORAL SPRINGS FL 33065 954-509-0911	74	18,500,000
Jason Barry 2776 N. UNIVERSITY DR. CORAL SPRINGS FL 33065 954-509-0911	25	6,250,000
Wake Forest University 1834 Wake Forest Rd Winston Salem, NC 27106	1	250,000